Agency Agreement in Connection
with Capital Stock Purchase Transaction

This is to confirm that you (?Principal?) have designated and appointed Frank Bauer as your Agent in connection with your sale of issued and outstanding shares of the common stock of ProGuard Acquisition Corp., a publicly held Florida corporation, (the ?Common Stock?) to participate in the purchase of a total of as much as 2,350,000 shares of Common Stock to be acquired in an option exercise purchase transaction. It is agreed and acknowledged that Frank Bauer will act as your Agent (?Seller?s Representative?) in undertaking and carrying out all things necessary to secure the net sale proceeds on your behalf as well as on his own behalf.

You hereby appoint Frank Bauer, (the ?Seller?s Representative?) to give and receive notices on your behalf and to be your exclusive representative with respect to any matter arising with respect to the transaction contemplated by this agreement and to undertake the duties and responsibilities as your agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Seller?s Representative shall not be liable to anyone for any action taken or not taken by it in good faith or for any mistake of fact or law for anything that he may do or refrain from doing in connection with his obligations under this Agreement in the absence of his own gross negligence or willful misconduct. Any action taken or not taken pursuant to the advice of counsel shall be conclusive evidence of such good faith. You shall, jointly and severally, as a Seller in the contemplated transaction, indemnify and hold the Seller?s Representative harmless from any and all liability and expenses (including, without limitation, counsel fees) which may arise out of any action taken or omitted by it as Seller?s Representative in accordance with this Agreement except such liability and expense as may result from the gross negligence or willful misconduct of the Seller?s Representative. Section 8 of the corresponding Amended Stock Purchase Escrow Agreement incorporated herein as if set out in full hereinafter. The Principal specifically agrees to such inclusion, intending to be bound thereby.
This Agency Agreement is entered into for the purpose of simplifying and facilitating the stock option exercise purchase transaction envisioned and to eliminate excessive activities and potential delays which are both foreseeable and avoidable by having a single authorized entity acting in the matter in your interest as well as in his own interest.

Please acknowledge your appointment of Frank Bauer as your Agent in this regard by executing this letter where indicated at the lower left and then returning the executed original for our file.


---------------------------------
FRANK BAUER

ACKNOWLEDGED AND AGREED:


          , Principal  11/      /2006

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